Exhibit 10.30

ADDENDUM TO LETTER AGREEMENTS

This Addendum (“Addendum”) to (i) the letter agreement dated October 5, 2022 (the “Company Agreement”), by and by and between Banzai International, Inc. (the “Company”) and Roth Capital Partners, LLC (“Roth”), and (ii) the letter agreement dated October 14, 2022 (the “7GC Agreement,” and together with the Company Agreement, the “Agreements”), by and between 7GC & Co. Holdings, Inc. (“7GC,” and together with the Company, the “Company Parties”) and MKM Partners, LLC (“MKM,” and together with Roth, the “Roth Parties”), is made effective as of February 2, 2024 (the “Effective Date”), by and among the Company and Roth. Each party hereto is referred to herein as a “Party,” and collectively as the “Parties.”

WHEREAS, subsequent to execution of the Company Agreement and the 7GC Agreement, 7GC completed a business combination with the Company, and Roth completed an acquisition of MKM.

WHEREAS, pursuant to Section 8(f) of the Company Agreement, any modification or amendment to the Agreement or any waiver of any rights or remedies by the Company or Roth must be set forth in writing, fully executed by the Parties and delivered to the other Party, and pursuant to Section 12 of the 7GC Agreement, the 7GC Agreement cannot be amended or modified except in writing signed by each of the parties thereto;

WHEREAS, Section 2 of the Company Agreement provides that the Company shall pay Roth a cash advisory fee of $900,000 (the “Advisory Fee”) upon the closing of a business combination transaction between the Company and 7GC & Co. Holdings Inc.;

WHEREAS, Section 2 of the 7GC Agreement provides that 7GC shall pay MKM (acquired by Roth) an “advisory fee” in the amount of $200,000 (the “7GC Advisory Fee”) upon the closing of a business combination between 7GC and a target company; and

WHEREAS, the Parties desire to amend the obligations under Section 2 the Company Agreement and Section 2 of the 7GC Agreement to provide that, in lieu of payment in cash of the full amount of the Advisory Fee and the 7GC Advisory Fee, respectively, and any others fees or expenses that may be owed or claimed to be owed under each of the Agreements (collectively, the “Agreement Fees”), the Company will provide the compensation set forth under the terms of this Addendum.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Roth shall perform the following services as requested by the Company:

a.	invite the Company to attend the March 2024 investor conference organized by Roth;

b.	use reasonable best efforts to introduce the Company to investors at the March 2024 conference attended by the Company; and

c.	invite the Company to conduct a management presentation to Roth’s salesforce prior to the March 2024 conference.

2.	Notwithstanding the terms of Section 2 of the Company Agreement and Section 2 of the 7GC Agreement, the Agreement Fees shall be paid and fully satisfied as follows:

a.

Upon signing this Addendum, the Company will instruct its transfer agent to issue to Roth 175,000 shares of the Company’s Class A Common Stock, which shares shall not be subject to any contractual lockup restrictions (the “Initial Shares”), and will amend the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on December 29, 2023 (the “Registration Statement”) to include the Initial Shares to be issued, and 600,000 shares that may be issued as Additional Shares (as defined below), to Roth. The Initial Shares will be issued in book entry by the transfer agent prior to the effectiveness of the Registration Statement; and

b.

On or before June 30, 2024 (the “Cash Payment Date”), the Company shall pay to Roth an amount in cash equal to $300,000 (the “Cash Payment”); provided that, if, as a result of the Company’s cash position at such time, the Company determines in its reasonable discretion that the Cash Payment should not be made in cash, then the Company may elect to satisfy the Cash Payment by issuing to Roth, within three business days of such date, additional shares of the Company’s Class A Common Stock (the “Additional Shares”), which shares shall not be subject to any lockup restrictions. The number of Additional Shares to be issued pursuant to this Section 2(b), if any, shall be determined by dividing the amount of the Cash Payment by the VWAP for the Trading Day immediately preceding the Cash Payment Date.

c.

“Trading Day” shall mean a day on which the Company’s Class A Common Stock is quoted or traded on a primary market on which the Class A Common Stock is then quoted or listed; provided, that in the event that the Class A Common Stock is not listed or quoted, then Trading Day shall mean a business day.

d.

“VWAP” shall mean for any Trading Day, the daily volume weighted average price of the Class A Common Stock for such Trading Day on the principal market during regular trading hours as reported by Bloomberg L.P. through its “AQR” function.

3.

Upon issuance of the Initial Shares and delivery of the Cash Payment by payment in cash or issuance of the Additional Shares by the Company, the Company Parties’ obligations for the payment of the Agreement Fees shall be fully and finally satisfied, and the Roth Parties, each on behalf of itself and its respective past, present, and future affiliates, representatives, insurers, and administrators, and all of their respective representatives, predecessors, successors, and assigns hereby waive, release, and forever discharge the Company Parties and each of their respective present, past and future subsidiaries, direct and indirect equity holders including without limitation beneficial owners, directors, managers, partners, officers, employees, representatives, attorneys, agents, heirs, personal representatives, predecessors, successors, insurers and permitted assignees from and against any and all claims, actions, causes of action, lawsuits, complaints, grievances, demands, allegations, and obligations for damages, losses, expenses, fees, attorneys’ fees and costs, whether fixed or contingent, known or unknown, relating to the Advisory Fee under the Company Agreement, the “advisory fee” under the 7GC

Agreement, and any other fees or expenses claimed, or that may be claimed, to be owed to Roth by any Company Party under the Agreements. However, nothing in this Addendum shall be construed as a limitation in any way on any Party’s right to enforce the terms of this Addendum.

4.

Each reference in the Company Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or any other expression of like import referring to the Company Agreement, shall mean and be a reference to the Company Agreement as amended and/or supplemented by Addendum A and this Addendum. Each reference in the 7GC Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or any other expression of like import referring to the 7GC Agreement, shall mean and be a reference to the 7GC Agreement as amended and/or supplemented by this Addendum.

5.

The Company Agreement shall continue in full force and effect as written, except as expressly modified by the terms of Addendum A and this Addendum, and the 7GC Agreement shall continue in full force and effect as written, except as expressly modified by the terms of this Addendum.

6.

This Addendum may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the Effective Date.

Roth Capital Partners, LLC

By: /s/ Nasan Akdeniz
Name: Nazan Akdeniz
Title: Chief Operating Officer

Banzai International, Inc.

By: /s/ Joseph Davy
Name: Joseph Davy
Title: Chief Executive Officer

SIGNATURE PAGE TO ADDENDUM